SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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MIDAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

Midas Inc. (the “Company”) is sending the attached letter to FMR Co. in connection with its agreement to vote all of its shares of common stock in favor of the proposal to approve the Amended and Restated Midas, Inc. Stock Incentive Plan (the “Plan”). The Company may advise other shareholders of Fidelity’s agreement to vote for the Plan based on the attached letter.

May 9, 2005

Mr. Eric Roiter

General Counsel

FMR Co.

82 Devonshire Street, E30E

Boston, MA 02109

Dear Mr. Roiter:

I have spoken to Bob McCormick, Director, Investor Proxy Research at Fidelity Management & Research Company. Bob has shared his thoughts on the design of our Amended and Restated Midas, Inc. Stock Incentive Plan (the “Plan”). As a result, I understand that there are certain restrictions that Fidelity generally desires to see as part of a stock incentive plan that are currently not incorporated into our Plan. As I explained to Bob, while our Plan does not currently contain these restrictions, in practice, the Plan has generally been administered consistent with these restrictions. As a result, management is prepared to make a recommendation to the Board of Directors of Midas, Inc. (the “Board”) that the Board amend the Plan to incorporate the following restrictions applicable to all new award grants under the Plan:

•	The purchase price per share of Common Stock purchasable upon exercise of a nonqualified stock option shall be no less than 100% of the fair market value of the Common Stock on the date of grant.

•	The Restriction Period for new Restricted Stock Awards shall be no less than a total of three years with the Restriction Period as to one-third of the Awards lapsing on each of the first, second and third anniversaries of the grant date.

•	The Performance Period for new Performance Awards shall be no less than one year.

•	The provision of the Plan that allows the Board, in its sole discretion and for any reason at any time to take action such that i) any or all outstanding Options become exercisable, ii) all or some of the restrictions applicable to any outstanding Restricted Stock Awards lapse, or iii) all or a portion of any outstanding Performance Awards shall be satisfied, will be modified such that for any new awards, the Board authority to take such actions will be limited to certain specific circumstances (such as death, disability or retirement of the holder, termination of employment of a holder with significant years of service, etc.).

•	The Plan currently allows the Board to amend the Plan at any time without shareholder approval, except to increase the maximum number of shares available under the Plan. Two additional limitations will be recommended that will require shareholder approval to materially modify the requirements for participation in the Plan, or to accelerate or shorten the vesting periods (in the case of Options), Restriction Period (in the case of Restricted Stock), or Performance Period (in the case of Performance Awards) for any new awards in such a manner as to be inconsistent with the current provisions of the Plan or as it would be amended in accordance with the above paragraphs.

As stated, management is prepared to make these recommendations for Plan amendment to the Board, provided that Fidelity favorably considers management’s request that Fidelity vote all of its shares in favor of the proposal to approve the Plan which incorporates amendments to increase the number of shares available for issuance under the Plan by 1,200,000 shares. However, management is unable to ensure that the Board will follow its recommendations and ultimately amend the Plan as suggested.

Please call me if you have any questions.

Sincerely,

William M. Guzik

Senior Vice President and

Chief Financial Officer

cc:	Robert McCormick Alan Feldman Alvin Marr Midas Board of Directors